Contacts:
Community Central Bank Corp. – Ray Colonius - P:586 783-4500

Community Central Bank Corporation
Appoints David E. Weber to Serve
On its Board                                                                                             For Immediate Release

MOUNT CLEMENS, Mich., Oct. 22, 2009 -- Community Central Bank Corporation (NGM:CCBD) today announced that David E. Weber has been appointed to serve on its Board of Directors and the Board of Directors of its wholly-owned subsidiary, Community Central Bank, effective November 17, 2009.

David A. Widlak, President and CEO of both the Holding Company and the Bank, commented that, “We are delighted to add David Weber to our Board of Directors.  He is a very successful business person and entrepreneur in the communities we serve.  His experience and relationships will greatly assist in the expansion of the Bank’s penetration; and his guidance will be key in our future endeavors.”

Mr. Weber has thirty years experience as a residential and commercial builder, land developer and golf course developer/owner.   He is a part owner of four golf courses located in Michigan, including Greystone Golf, Beacon Hill, Hickory Hollow and Brentwood.

Mr. Weber is a member of the Mt. Clemens Construction Board and a Member of the Wertz Warriors.   He has served as a Past Member of the Special Olympics Michigan Board of Directors.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area and Central/Northwest Indiana.  River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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